                                                                    EXHIBIT 10.5
                         TECHNOLOGY LICENSE AGREEMENT

                                    between

                           PACIFIC PAY VIDEO LIMITED
                                    ("PPV")

                                      and


                         ON COMMAND VIDEO CORPORATION
                                 ("Licensor")

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                          TECHNOLOGY LICENSE AGREEMENT
                          ----------------------------


     This technology license agreement ("Agreement") is entered into by and between Pacific Pay Video Limited ("PPV"), a British Virgin Island corporation having a place of business at 430 Cowper Street, Palo Alto, California 94301, and On Command Video Corporation ("Licensor"), having a place of business at 1135 Kern Avenue, Sunnyvale, California 94086. The effective date of this Agreement shall be the date of receipt by Licensor of the advance against royalties described in Exhibit A ("License Fee and Royalties") ("Effective Date").

                                   RECITALS:
                                   --------

     A. Licensor or its suppliers are the owners of technology and certain intellectual property rights including but not limited to the patents, patent applications, and copyright registrations related to such technology which are listed in Exhibit B ("Intellectual Property") and trade secrets, know-how and other proprietary rights related to Licensor's technology ("the Technology").

     B. PPV desires (i) to obtain an exclusive license to make, manufacture, reproduce, use, modify, demonstrate, market, distribute, lease, license and sell products incorporating the Technology in the Asia/Pacific region and (ii) to be licensed under Licensor's patents, patent applications, copyrights, trade secrets, know-how and other proprietary rights related to the Technology.


                                   AGREEMENT
                                   ---------

     NOW THEREFORE, In consideration of the mutual promises and covenants set forth below, the parties agree as follows:

     1.   Definitions.  For purposes of this Agreement, the following terms
          -----------
          shall have the respective meanings indicated below:

          1.1  Documentation.  "Documentation" is defined as any and all of the
               -------------
following documents relating to the Technology if and as prepared by Licensor:

               (a)  All Printed Wiring Assembly Packages, including:

                    (i)     Duplicate artwork masters
                    (ii)    Fabrication drawings
                    (iii)   Parts lists

                    (iv)    Schematic drawings
                    (v)     Assembly drawings
                    (vi)    External reference specifications
                    (vii)   Theory of operation documentation
                    (viii)  Assembly procedures
                    (ix) Fixture specifications, designs and assembly documents
                    (x)     Test programs and procedures
                    (xi)    Functional test program and procedures

               (b)  All components and suppliers

               (c) All mechanical parts, including fabrication drawings for plastic and metal tooling

               (d)  All cables and cable assemblies

               (e)  Burn-in fixtures

               (f)  Functional test fixtures

               (g)  Engineering drawings and diagrams

               (h) Manufacturing and fabrication drawings and assembly instructions

               (i)  Maintenance, service and installation manuals and procedures

               (j) System and module test specifications, test software, procedures and results

               (k)  Quality control specifications and procedures

               (1) Component, material and process specifications and procedures

               (m)  Wiring diagrams

               (n)  Patents, patent applications and copyright registrations

               (o) Artwork and printed circuit board layouts to latest design levels (including printed circuit board artwork photomasters)

               (p) Procurement specifications, acceptance testing criteria, and acceptance testing software

               (q)  Software and firmware programs

                    (i)   Requirements and design specifications

                    (ii)  Source code listings well annotated and commented

                    (iii) Source code on appropriate transfer media

                    (iv)  Object code on appropriate transfer media

                    (v)   Flow and state diagrams

                    (vi)  Symbol and name diagrams

                    (vii) File names and definitions

               (r)  Packaging specifications and drawings

               (s)  Vendor lists foreign and domestic

               (t)  Installation site evaluation procedures and documentation

               (u)  System design and configuration guidelines and procedures

               (v)  Software quality assurance procedure, protocols and results

               (w)  System test process and procedures

               (x) Customer complaint files, resultant problem list compilations and actions OF taken or planned to be taken to correct complaints

               (y) Marketing materials, brochures, contract forms and other materials used in marketing activities.

          1.2  Gross Income.  "Gross Income" is defined as income from operating
               ------------
or selling products or Technology which incorporate (i) the patents described in Exhibit B ("Intellectual Property") and (ii) any patents related to the Technology which are issued during the term of the Agreement, net of hotel commissions, received directly by PPV as a separate entity or by a company in which PPV holds an equity interest. Notwithstanding the foregoing, Licensor agrees that income from transfers of products or Technology between PPV and companies in which it has an equity interest or income received by PPV from such companies is not Gross Income.

          1.3  Licensed Rights.  "Licensed Rights" is defined as (i) those U.S.
               ---------------
and foreign patents, patent applications, and copyright registrations listed in Exhibit B ("Intellectual Property"), which Licensor represents to constitute all patents, patent applications, and copyright registrations related to the Technology presently possessed by Licensor at the time this Agreement is executed, (ii) all trade secrets, know-how, unregistered copyrights and other proprietary rights related to the Technology presently possessed by Licensor at the time this Agreement is executed and (iii) all patents, patent applications filed, copyright registrations, trade secrets, know-how, unregistered copyrights and other proprietary rights developed or obtained by Licensor during the term of this Agreement.

          1.4  Territory. "Territory" is defined as the Asia- Pacific region,
               ---------
which consists of all countries located within or bordering upon the Pacific and Indian Oceans and adjacent seas (except the United States, Canada and Mexico) and Central and South America.

          1.5  United States. "United States" is defined, for purposes of this
               -------------

Agreement, as the fifty (50) states only and does not include any U.S. territory or commonwealth, whether or not such territory or commonwealth shall become a state after the date of this Agreement.

          1.6  Upgrades.  "Upgrade" shall mean any (i) enhancement, (ii)
               --------
extensions, (iii) modification, (iv) upgrade or (v) future products, that are
(a) functionally similar to the Technology or (b) wholly or partially based upon the Technology and associated Documentation.

     2. License.
        -------

          2.1  License Grants.  Licensor hereby grants to PPV an exclusive
               --------------
transferable license under the Licensed Rights, in the Territory, to (i) use the Technology and Documentation, (ii) disclose the Technology and Documentation to manufacturers as necessary for the manufacturing rights described in "(iii)" of this paragraph; (iii) make, modify, manufacture and reproduce the Technology and have the Technology made, modified, manufactured and reproduced; (iv) demonstrate, market, distribute, lease, license and sell products incorporating the Technology directly and indirectly through PPV's usual channels of distribution, (v) reproduce, modify and translate the Documentation and have the Documentation reproduced, modified and translated and (vi) sublicense the rights described in this Paragraph 2. 1 to joint ventures in which PPV has an equity interest or to other third parties involved in PPV's usual channels of distribution. Licensor shall deliver the existing Documentation as soon as reasonably possible following the Effective Date. Thereafter, Licensor shall promptly deliver Documentation relating to Upgrades to PPV, but no less often than once each calendar quarter.

          2.2  Transfer of Agreement.  If PPV assigns this Agreement to a third
               ---------------------
party, PPV agrees to contractually bind any such third party to pay royalty payments to Licensor in accordance with the terms of this Agreement. PPV agrees not to assign this Agreement to any third party which materially competes with Licensor in the United States. Licensor shall not directly or indirectly sell, transfer, assign, convey, pledge, encumber or otherwise dispose of this Agreement without the prior written consent of PPV.

          2.3  Exclusivity.  The exclusivity of the, license granted in
               -----------
Paragraph 2.1 ("License Grants") is subject to PPV meeting 50% of the following Gross Income objectives in the twelve month periods following the Effective Date of this Agreement:

          Period 3             [***]                  [***]
          Period 4             [***]                  [***]
          Period 5             [***]                  [***]

Should PPV fail to meet fifty percent (50%) of such Gross Income objectives, the exclusive license shall revert to a nonexclusive license, as of the end of the twelve month period in which such objectives were not met unless PPV pays Licensor a royalty fee equal to the difference between the royalty PPV would have owed to Licensor on 50% of the (Gross Income objectives described above and the royalties actually paid to Licensor for the subject twelve month period. Such royalty fee is due within thirty (30) days of the end of the subject twelve month period in which fifty percent (50%) of the Gross Income objectives were not met.

          2.4  Systems. licensor agrees to
               -------
provide to PPV, at Licensor's cost, six (6) systems. Such systems may, at PPV's option, be either "Jr.", "Sr". or "Mini" systems. After the end of such twelve month period, and during the term of this Agreement, PPV may purchase from Licensor complete systems, components or subassemblies at Licensor's cost including materials, labor, and overhead plus [***]. In the event that PPV commences manufacturing of systems, components or subassemblies PPV agrees to sell systems, components or subassemblies manufactured by it to Licensor for cost including materials, labor, and overhead plus [***]. All sales shall be FOB factory.

          3.   Vendors.
               -------

               3.1  Vendor List.  Licensor represents and warrants to PPV that:
                    -----------

                    (A) It has no contracts, agreements, understandings or arrangements of any kind with any of its vendors which prevent or will prevent PPV from buying directly from any such vendor any item related to the Technology which Licensor buys from any such vendor. Licensor hereby agrees that it will notify all of its vendors that PPV is authorized to directly purchase any item related to the Technology which Licensor buys from any such vendor under any volume discounts or quantity pricing and terms applicable to Licensor,

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                    (B) In vendor list, which Licensor hereby agrees to provide PPV within ten (10) days following the Effective Date is a complete and accurate list of all of the vendors who supply any parts to Licensor for Licensor's manufacture of the Technology, and accurately indicates which of such vendors are sole source vendors to Licensor, all as of the date of this Agreement. As used herein, a "sole source vendor" shall mean a vendor who is the only manufacturer known to Licensor of a part for any Technology and "sole source part" shall mean a part which to Licensor's knowledge is manufactured by only one manufacturer.

          3.2  Update of Vendor List. Licensor agrees to provide to PPV at times
               ---------------------
reasonably requested by PPV, on a continuing basis, a complete and accurate list of vendors for the Technology as of the request date, which list indicates which of such vendors are or are expected to be sole source vendors to Licensor.

          3.3  Second Source.  Licensor and PPV agree to notify each other of
               -------------
the identity of a second manufacturer of a sole source part for of the Technology within thirty (30) days after learning the identity of any such manufacturer.

     4.   Upgrades, Continuing Support, Customer Support and Training
          -----------------------------------------------------------

          4.1  Upgrade. If, during the term of this Agreement, either party
               -------
creates an Upgrade, then the creating party shall make such Upgrades available to the other party within thirty (30) days following release of such Upgrade, at no charge other than for reproduction of documentation. The receiving party may distribute, lease, license or sell such Upgrades as part of the Technology subject to the terms and conditions and royalties of this Agreement.

          4.2  Support to PPV. Licensor will provide support to PPV in the form
               --------------
of (i) instruction in use of the Documentation and (ii) technical support to answer questions related to the manufacturing and operation on of the Technology. The first 300 manhours, of such assistance shall be at no charge to PPV. Thereafter, any assistance requested by PPV shall be provided at Licensor's related salary and overhead costs per hour of time. In addition to such general assistance, Licensor agrees to assign at least one qualified individual to PPV for one week to assist and train PPV during the performance of PPV's first off-shore installation. PPV agrees to pay all necessary travel and living expenses for such individual(s).

          4.3  Customer Support  by PPV. PPV shall be responsible for all
               ------------------------
warranty coverage and continuing support of its customers.

          4.4  Training.  As part of the support described in Paragraph 4.2
               --------
above, Licensor will supply, at its expense, training services for PPV's employees engaged in technical and marketing activities associated with the Technology. Such training will include training for direct application as well as "train-the trainer" training. All such services shall be provided at mutually acceptable locations and on mutually acceptable reasonable schedules.

Licensor agrees to pay all necessary travel and living expenses for Licensor's employee conducting the training.

     5.   License Fee and, Royalties.  PPV agrees to pay Licensor the license
          --------------------------
fee(s), royalties, option payments and advances against royalties described in Exhibit A ("License Fee and Royalties") in accordance with the payment terms therein.

     6.   Protection of Propriety Rights.
          -----------------------------

          6.1    Non-Disclosure.
                 --------------

          6.1.1  Obligations. During the term of this Agreement, each party may
                 -----------
be, exposed to certain information concerning technology and upgrades designed and owned by the other party and designated as Confidential Information in accordance with the terms of Paragraph 6.1.2 ("Designation of Confidential Information"). The receiving party hereby agrees that it will not use or disclose to any third party any Confidential Information of the other party without the prior written consent of the disclosing party except as permitted herein. Each party hereby consents to the disclosure of its Confidential Information to employees and independent contractors of the other party (or to a company in which it has an equity interest) with a need to know, including (i) manufacturers and (ii) entities involved in the distribution or support of products covered by this Agreement. Such Confidential Information may only be disclosed under appropriate nondisclosure agreements, This Subparagraph 6.1.1 ("Obligations") shall not apply to Confidential Information if such information is made public by the disclosing party's shipment of products incorporating such Confidential Information.

          6.1.2  Designation of Confidential Information.
                 ---------------------------------------
Confidential information shall, if in written form, be marked "Confidential Information" or similarly legended by the disclosing party before being furnished to the other party. All oral disclosures of Confidential Information shall be identified as such prior to disclosure and summarized, in writing, by the disclosing party and said summary shall be given to the receiving party within thirty (30) days of the oral disclosure.

          6.1.3  Exception.  Any party permitted to receive Confidential
                 ---------
Information ("Receiving Parties") in accordance with Paragraph 6.1 ("Non-Disclosure") shall not be liable for disclosure or use of any data or information which (i) was in the public domain at the time it was disclosed to the Receiving Parties or falls within the public domain during the term of this Agreement, except through the fault of any Receiving Party; (ii) was known to a Receiving Party at the time of disclosure; (iii) was disclosed by a Receiving Party after written approval of the disclosing party; (iv) becomes known to a Receiving Party from a source other than the disclosing party without breach of this Agreement by a Receiving Party; or (v) was independently developed by a Receiving Party without the benefit of confidential information received from the disclosing party.

          7.   Warranty.  Licensor warrants to PPV that the Licensed Rights and
               --------
Documentation which Licensor will provide to PPV will be reasonably sufficient, as of the date hereof and on a continuing basis, to allow PPV (assuming PPV has manufacturing skill and know-how typical of manufacturers of technology similar to the Technology) to manufacture products incorporating the Technology conforming in all material respects to the descriptions thereof contained in the Documentation. Licensor's obligation under the warranty in this Paragraph 7 ("Warranty") with respect to any products implementing the Technology shall be to provide supplemental or corrected information or Documentation promptly after. the receipt by Licensor of a detailed notice of deficiencies, but in no case in more than thirty (30) days after receipt of such notice. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, AND EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, LICENSOR MAKES NO ADDITIONAL WARRANTIES, EXPRESS OR IMPLIED IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

          8.   LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR
               ---------
ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR REVENUE, OR INTERRUPTION OF BUSINESS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY SUCH DAMAGES.

          9.   Title.  Licensor represents and warrants that it
               -----
has sufficient right, title and interest in the Technology (including Upgrades) and Licensed Rights to enter into this Agreement and to grant the licenses granted herein. Licensor further represents and warrants that it has no knowledge of any facts which might lead to a claim of infringement of any patent, copyright, trade secret or other proprietary or contractual rights of any third party related to the Technology.

          10.  Term and Termination.
               --------------------

               10.1  Term.  The initial term of this Agreement is for ten (10)
                     ----
years from the Effective Date, unless earlier terminated in accordance with its terms. Thereafter, this Agreement shall automatically be renewed on its anniversary dates for successive five (5) year terms.

               10.2  Termination.  PPV may terminate this Agreement without
                     -----------
cause upon thirty (30) days written notice to Licensor. In the event of any breach of any term or provision under this Agreement by either party hereto, the non-breaching party may send a written notice explaining the nature of the breach to the breaching party, which notice shall be delivered in accordance with the terms of this Agreement. If any breach is not cured within sixty (60) days after the giving of the notice of breach, the non- breaching party may terminate this Agreement upon written notice.

               10.3  Obligations Upon Termination or Expiration.
                     ------------------------------------------
Upon the effective date of termination of this Agreement, (i) the licenses granted hereunder shall terminate and PPV shall immediately discontinue any new distribution, leasing, licensing or sale of the Technology to new customers,
(ii) PPV shall deliver to Licensor or destroy all Documentation and related materials in its possession furnished hereunder by Licensor, together with all copies thereof, (iii) PPV shall warrant in writing within sixty (60) days of the effective date of termination that the Documentation and related materials and all copies thereof have been returned to Licensor or erased or destroyed. Notwithstanding the foregoing, PPV, PPV's joint ventures and PPV's manufacturers may retain copies of the Documentation to be used solely for customer continuing support purposes. Upon termination or expiration of continuing support obligations to its customers, PPV, PPV's joint ventures and each of the manufacturers shall return all Documentation in accordance with (ii) and (iii) above, After termination of this Agreement, existing installations of the Technology will be permitted to continue to operate and PPV will continue to pay royalties on Gross Income received from existing installations in accordance with the terms of Exhibit A ("License Fees and Royalties").

          11.  Miscellaneous.
               -------------

               11.1  Notices.  Any notice or report required or permitted to be
                     -------
given under this Agreement shall be given in writing and shall be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission or by certified or registered mail, postage prepaid, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the signatory of this Agreement at the address set forth at the beginning of this Agreement or such other address as either party may specify in writing.

               11.2  Export Regulations. Neither Licensor nor PPV shall
                     ------------------
export, directly or indirectly, any information acquired under this Agreement or any products utilizing any such information to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.

               11.3  Tax Treaties.  PPV shall comply with any tax treaty
                     ------------
obligations applicable to this Agreement and, upon request, shall provide Licensor with any reasonably necessary information to document Licensor's compliance with applicable tax treaties.

               11.4  Choice of Language. The original of this Agreement has
                     ------------------
been written in English and shall be the only authentic version.

               11.5   Waiver or Delay.  Any waiver of any kind or character by
                      ---------------
either party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing, and shall not operate or be construed as a waiver of any subsequent breach by the other party. No failure of either party to insist upon strict compliance by the other with any obligation or provision hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of either party's right to demand exact compliance with the terms of this Agreement. Nor shall either party's delay or omission in exercising any right, power or remedy upon a breach or default by the other party impair any such right, power or remedy. The exercise of any right or remedy provided in this Agreement shall be without prejudice to the right to exercise any other right or remedy provided by law or equity.

               11.6   Force Majeure.  If by reason of labor disputes, strikes,
                      -------------
lockouts, riots, war, inability to obtain labor or materials, earthquake, fire or other action of the elements, accidents, governmental restrictions, appropriation or other causes beyond the control of a party hereto, either party is unable to perform in whole or in part its obligations as set forth in this Agreement, then such party shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform shall not make such party liable to the other party. Neither party shall be liable for any loss, injury, delay or damages suffered or incurred by the other party due to the above causes.

               11.7   Severability. The provisions of this Agreement are
                      ------------
severable and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected or impaired thereby and shall nevertheless be binding between the parties hereto.

               11.8   Headings. The paragraph headings and captions of this
                      --------
Agreement are included merely for convenience of reference. They are not to be considered part of, or to be used in interpreting this Agreement and in no way limit or affect any of the contents of this Agreement or its provisions

               11.9   Governing Law.  This Agreement shall be construed in
                      -------------
accordance with and all disputes hereunder shall be governed by the laws of the State of California as applied to transactions taking place wholly within California between California residents. The parties exclude in its entirety the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

               11.10  Attorneys' Fees.  In any action to interpret or enforce
                      ----------------
this Agreement, the prevailing party shall be awarded all court costs and reasonable attorneys' fees incurred.

               11.11  Relationship of the Parties. Nothing contained in this
                      ---------------------------
Agreement shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The relationship between the parties shall at all times be that of independent contractors. Neither party shall have authority to contract for or bind the other in any manner whatsoever. This Agreement confers no rights upon either party except those expressly granted herein.

               11.12  Survival. Section 9 ("Tide and Indemnification") and
                      --------
Paragraphs 6.1 ("Non-Disclosure"), 10. 3 Obligations upon Termination or Expiration") and 11.9 ("Governing Laws") shall survive any termination of this Agreement.

               11.13  Counterparts. This Agreement may be executed in two or
                      ------------
more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

               11.14  Entire Agreement.  This Agreement is the complete, entire,
                      ----------------
final and exclusive statement of the terms and conditions of the agreement between the parties. This Agreement supersedes, and the terms of this Agreement govern, any prior or collateral agreements or letters of intent between the parties with respect to the subject matter hereof. This Agreement may not be modified except in a writing executed by duly authorized representatives of tile parties.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) shown below.


LICENSOR:                               PPV:

ON COMMAND VIDEO CORPORATION            PACIFIC PAY VIDEO
                                        LIMITED



By: /s/ Robert Snyder                   By: /s/ R.R. Creager

Printed: President Robert Snyder        Printed: R.R. Creager

Title: President                        Title: President

Date: April 15, 1992                    Date: April 15, 1992

                                   Exhibit A
                                   ---------

                           License Fee and Royalties


     1.   Royalty Payments.  PPV will pay to Licensor royalties amounting to
          ----------------
[***] of PPV's Gross Income received (a) directly by PPV as a separate entity or (b) directly by a joint venture in which PPV holds an equity interest, from operating or selling products or Technology incorporating (i) the patents described in Exhibit B ("Intellectual Property") and (ii) any patents related to the Technology, which are issued during the term of the Agreement, so long as PPV is given thirty (30) days written notice of each such new issued patent. Such royalties shall be accrued upon PPV's receipt of Gross Income from customers and shall be paid to Licensor within thirty (30) days after the end of the calendar quarter in which such royalties accrued. All royalties due on Gross Income paid to a PPV joint venture will be accrued upon PPV's receipt of the royalty payment from the PPV joint venture and shall be paid to Licensor within thirty (30) days after the end of the calendar quarter in which such royalties accrued. No royalties will be due until the advance against royalties in Subparagraph 2 ("Advance Against Royalties") below is exhausted. Licensor agrees that no royalty is due on intercompany transfer of products incorporating the Technology or on income received by PPV from a PPV joint venture.

     2.   Advance Against Royalties.  PPV shall pay to licensor one million
          -------------------------
dollars ($1,000,000) upon execution of this Agreement as a non-refundable advance against royalties for the Territory. Such advance against royalties shall be credited against royalties due in accordance with Subparagraph 1 ("Royalty Payments").

     3.   Basis for Royalty Payments.  The royalty described in Subparagraph 1
          --------------------------
("Royalty Payments") above is in consideration for the license to operate products incorporating the Technology incorporating (i) the patents described in Exhibit B ("Intellectual Property") and (ii) any patents related to the
- ---------
Technology, which are issued during the term of the Agreement, so long as PPV is given thirty (30) days written notice of each such new issued patent, Licensor agrees to notify PPV in writing on a quarterly basis regarding the details of any new patents issued, invalidated or expired during the given quarter. PPV's obligation to pay royalties to Licensor will terminate upon expiration or invalidation of the last of the patents described in (i) and (ii) above. If, during the term of this Agreement, PPV, PPV's joint ventures or any third party sublicensee of PPV faces competition from an entity in the Territory and such entity would have been infringing one or more of the patents described in (i) or
(ii) above if such patents had been obtained in the jurisdiction of the Territory in which the competition occurs, the royalty described in Subparagraph 1 above will be reduced to [***] of PPV's Gross Income, starting with the next full quarter after PPV notifies Licensor in writing of such determination of the existence of such competition by PPV.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                   EXHIBIT B
                                   ----------

                             Intellectual Property

Patents:
- -------

     Patent Number 4,947,244 August 7, 1990

     Patent Number 5,072,333 December 10, 1991

Patent Applications:
- -------------------

     (none as of the date of this Agreement)

Copyright Registrations:
- -----------------------

     (to be supplied if and when available)